Exhibit 99.1

                 Cherokee International Reports Fourth
 Quarter and Year End 2005 Financial Results; Revenues for the Fourth
               Quarter 2005 Increased 24% Sequentially

    TUSTIN, Calif.--(BUSINESS WIRE)--April 18, 2006--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of power supplies, today announced its financial results for the quarter and year ended December 31, 2005.
    Net sales for the fourth quarter of 2005 were $32.7 million, down 11% compared to $36.7 million for the fourth quarter of 2004, and up 24% compared to $26.4 million for the third quarter of 2005.
    Net income for the fourth quarter of 2005 was $78,000, or $0.00 per diluted share, compared to net income of $2.2 million, or $0.11 per diluted share, for the fourth quarter of 2004, and a net loss of $2.2 million, or $0.11 per diluted share, for the third quarter of 2005.
    Gross margin for the fourth quarter of 2005 was 19.2%, up from 17.7% for the third quarter of 2005. Operating income for the fourth quarter of 2005 was $321,000 or 1.0% of net sales, compared to an operating loss of $1.6 million, or 6.2% of net sales, for the third quarter of 2005.
    "We are pleased to have exceeded our late-December revenue guidance," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "We experienced strong demand from our high-end server and storage markets along with increased demand from our telecom accounts."
    For the year ended December 31, 2005, net sales decreased 18% to $122.1 million, compared to $148.5 million for 2004. Net loss for the year was $3.2 million, or $0.17 per diluted share, compared to net income of $10.4 million, or $0.62 per diluted share, for 2004.
    "Since September 2005, we have experienced a general improvement in end-market demand which has continued throughout the first quarter, and we expect sequential top line unaudited revenue growth for the first quarter of 2006 of approximately 11%," said Jeffrey M. Frank.

    Conference Call Information

    The senior management of Cherokee will hold a conference call on Thursday, April 20, 2006 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.
    Investors who prefer to dial into the conference may call 866-356-3093 or 617-597-5381 for International callers. The passcode for both is 90238660. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-286-8010, and 617-801-6888 for International callers. Passcode for the telephone replay is 97824389. The telephone replay will be available through April 27, 2006.

    About Cherokee International Corporation

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.



                  CHEROKEE INTERNATIONAL CORPORATION
            Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)

                                   Three Months      Twelve Months
                                       Ended              Ended
                                 Dec. 31, Dec. 31, Dec. 31,  Dec. 31,
                                  2005     2004      2005      2004

Net sales                        $32,659  $36,682  $122,079  $148,511
Cost of sales                     26,380   26,527    97,181   104,140
    Gross profit                   6,279   10,155    24,898    44,371
Operating Expenses:
    Engineering and development    2,159    1,954     8,981     9,082
    Selling and marketing          1,647    2,121     7,280     7,896
    General and administrative     2,560    2,445    11,296     8,726
    Stock compensation expense                 16                 243
    Gain from insurance proceeds    (408)       -    (2,898)        -
    Total operating expenses       5,958    6,536    24,659    25,947
    Operating income                 321    3,619       239    18,424

Interest expense                    (817)    (725)   (2,852)   (5,234)
Other income, net                    183        7       258        47
Income (loss) before income
 taxes                              (313)   2,901    (2,355)   13,237
Provision for income taxes          (391)     678       877     2,796
Net income (loss)                    $78   $2,223   $(3,232)  $10,441

Income (loss) per share:
    Basic                          $0.00    $0.12    $(0.17)    $0.62
    Diluted                        $0.00    $0.11    $(0.17)    $0.62

Weighted average shares
 outstanding:
    Basic                         19,260   19,196    19,230    16,761
    Diluted                       19,283   19,384    19,230    18,639



                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)

                                                     Dec. 31, Dec. 31,
                                                      2005     2004
 ASSETS

 Current Assets:
 Cash and short-term investments                     $10,544  $18,763
 Accounts receivable, net                             24,998   27,929
 Inventories, net                                     26,851   28,278
 Prepaid expenses and other current assets             1,698    2,056
     Total current assets                             64,091   77,026

 Property and equipment, net                          19,268   15,028
 Goodwill and other assets, net                        7,959    7,758
                                                     $91,318  $99,812

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable and accrued liabilities            $23,436  $25,917
     Total current liabilities                        23,436   25,917

 Long-term debt                                       46,630   46,630
 Other long-term obligations                           4,790    5,131
 Stockholders' equity                                 16,462   22,134
                                                     $91,318  $99,812




    CONTACT: Cherokee International Corporation
             Lin Fox, 714-508-2043
             lin.fox@cherokeepwr.com
             or
             Ann Jones (Investor Relations), 714-508-2088 info@cherokeepwr.com